                                                                    EXHIBIT 10.5


                               TIMOTHY S. WEBSTER
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made effective for all purposes and in all respects as of the Effective Date (as defined below) by and between AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation (hereinafter referred to as "Employer"), and TIMOTHY S. WEBSTER, an individual (hereinafter referred to as "Employee") and supersedes any and all prior oral or written agreements between the parties with respect to the subject matter hereof, including the Employment Agreements dated as of October 30, 1992, June 6, 1991, the Letter Agreement dated August 20, 1991 regarding payments in the event of a sale or a change in control of Employer and the Employment Agreement dated October 30, 1995. For purposes of this Agreement, the term "Effective Date" shall mean the date the Employer's initial public offering (the "Offering") of its common stock ("Common Stock") is consummated.

                                    RECITALS

         A. Employer is engaged in the business of Durum wheat milling and pasta production/marketing and maintains its principal place of business at 1000 Italian Way, Excelsior Springs, Missouri 64024.

         B. In connection with such business, Employer desires to continue to employ Employee in the capacity of President and Chief Executive Officer.

         C. Employee desires to be employed by Employer in the aforesaid capacities.

         D. Employer and Employee desire to set forth, in writing, the terms and conditions of their agreements and understandings.
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         In consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

         1. Term of Employment. Employee's term of employment by Employer under this Agreement (the "Employment Term") shall commence on the Effective Date and terminate at midnight on September 30, 2002 (the termination date being hereinafter referred to as the "Normal Termination Date"), unless sooner terminated in accordance with the provisions of Section 7 hereof. Subject to the provisions of Section 7.7, below, upon the Normal Termination Date, Employee shall not become entitled to any severance payments pursuant to
Section 7, below, or otherwise.

         2.      Duties of Employee.

                          (a)     In accepting such employment, Employee shall
undertake and assume the responsibility of performing for and on behalf of Employer such duties as shall be assigned to Employee by the Board of Directors of Employer (the "Board") at any time and from time to time. It is understood and agreed that Employee's principal duties on behalf of Employer at the date of execution hereof are and shall be direction of overall operations; it is further understood and agreed that any modification in or expansion of Employee's duties hereunder shall not, unless specifically agreed to by Employee in a duly-executed amendment of this Agreement in accordance with
Section 8.6 hereof, result in any decrease of Employee's compensation referred to in Section 3 hereof.

                          (b)     Employee covenants and agrees that he will,
at all times, faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof.

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                          (c)     Employee shall devote substantially all of
his professional time, attention, knowledge and skills solely to the business and interests of Employer; provided, however, that Employee shall be entitled annually to twenty-five (25) business days of vacation, and Employer shall be entitled to all of the benefits and profits arising from or incident to all professional work, services and advice of Employee reasonably related to the business of Employer. Up to 10 days of unused vacation may be carried over from one year to the next or, at the option of Employee, may be redeemed by Employer at year end for cash at the per diem amount equal to the Base Salary, defined in Section 3, below, divided by 260.

                          (d)     Employer will nominate Employee for election
to its Board of Directors in accordance with the terms of the Amended and Restated Shareholders' Agreement to which Employer and Employee are parties (the "Shareholders' Agreement).

         3.      Compensation.

                          (a)     Employer shall pay Employee, and Employee
shall accept from Employer, in payment for Employee's services rendered to Employer hereunder an annual base salary ("Base Salary"). The Base Salary as of the Effective Date shall be at the initial annual rate of $330,000.00, payable in equal bi-weekly installments or otherwise in accordance with the payroll and personnel practices of the Employer from time to time. Base Salary shall be reviewed annually by the Board for possible adjustment. In considering any possible adjustment to the Base Salary, the Board will consider the reports and/or methodology of the Hay Group or a similar consultant as reasonably selected by the Board, with the intent that the Base Salary will be competitive with salaries for similar executive officers at comparable companies of similar size and scope of operations to Employer, but no less than the mid-point of the range of salaries indicated by the consultant for such comparable executives.





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                 3.1.     Bonuses.  During the term of this Agreement, Employee
will be entitled to participate in an equitable manner with other senior executive employees of Employer in discretionary bonuses authorized and declared from time to time by the Board or its Compensation Committee. In addition, Employee will be entitled to participate in Employer's 1996 Salaried Executive Bonus Plan (the "Bonus Plan") attached hereto as Exhibit A, as the same may be amended, modified or terminated. The "norm bonus" under the Bonus Plan will be 50% of Base Salary and the Bonus Plan will have a "target bonus" of up to 75% of Base Salary.

                 3.2. Reimbursement of Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Employee in the performance of his duties hereunder shall be reimbursed by Employer in accordance with Employer's policies on terms no less favorable than those policies in effect immediately prior to the date hereof.

                 3.3. Use of Automobile. Employee shall be entitled to the exclusive use of an automobile and Employer shall pay or reimburse Employee for any expense reasonably incurred by him in maintaining and operating such automobile, including without limitation, any lease payments; provided, however, that Employee obtains Employer's reasonable consent as to such automobile and the financing arrangements. Such expenses shall also include insurance, car phone, fuel, lubricants, repairs, tires, and body work.


                 3.4. Benefits. (a) Employee shall be entitled to participate in an equitable manner with other senior executive employees of Employer in all welfare benefit, incentive compensation or other plans or arrangements authorized and adopted from time to time by Employer, including, without limitation, the following: pension plan, profit sharing plan, medical reimbursement plan, group life insurance plan and long-term disability income plan. In addition, Employer shall provide to Employee at no cost to Employee long-term disability insurance on terms mutually agreeable to Employer and Employee.






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                          (b)  In addition to group life insurance, Employer
will maintain split-dollar life insurance policy on the life of the Employee with a death benefit of $3 million; provided Employer can maintain such a policy on the life of Employee without any substantial increase in the standard premiums from those as of the date hereof due to any "rating" of the Employee; and further provided that if there is such a substantial premium increase, Employee will have the right to pay such increase personally and Employer would then maintain such insurance.

                          (c)  Employer will also provide to Employee such
other perquisites and fringe benefits as necessary to keep the Employee's total compensation package competitive with those of similar executive officers at comparable companies of similar size and scope of operations to Employer.

                          (d)  Employer will also reimburse Employee for the
costs incurred by Employee in negotiating this Agreement not to exceed $10,000.00 plus up to Five Thousand Dollars ($5,000) annually for the cost of tax preparation and financial and legal consulting services.

                 3.5 Stock Options. At the Effective Date, Employee shall be granted an option to purchase such number of shares of Common Stock equal to three percent (3%) of the aggregate number of shares of Common Stock outstanding immediately prior to the Offering on a fully diluted basis. The option price will be equal to the per share price at which the Common Stock is sold to the public in the Offering, the shares will vest 20% on each anniversary of the grant date, and the option will terminate no earlier than on the tenth anniversary of the grant date.





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         4.      Non-Competition.  (a)  Employee acknowledges and recognizes the highly competitive nature of the business of Employer and its affiliates and accordingly agrees as follows: during the Employment Term and until the date that is two years after Employee ceases employment with Employer (such time period hereinafter referred to as the "Noncompetition Period"), Employee will not, within North America, directly or indirectly, own, manage, operate, control, be employed by or be connected in any matter with the ownership (other than ownership of securities of publicly held corporations of which Employee own less than 1% of any class of outstanding securities), management, operation, or control of any business engaged in the production and/or marketing of dry pasta for human consumption. Notwithstanding any provision of this Agreement to the contrary, if Employee is employed by Employer, any breach of the provisions of this Section 4(a) shall permit Employer to terminate the employment of Employee for Cause, and, whether or not Employee is employed by Employer, from and after any breach by Employee of the provisions of this
Section 4(a), Employer shall cease to have any obligations to make payments to Employee under this Agreement.

                          (b)     During any period of continued payment
provided in Section 7 hereof, Employee will be available, consistent with other responsibilities that he may then have, to answer questions and provide advice to Employer.

                          (c)     During the Noncompetition Period, Employee
will not directly or indirectly induce any employee of Employer or any of its affiliates to engage in any activity in which Employee is prohibited from engaging by Section 4(a) above or to terminate his employment with Employer or any of its affiliates, will not directly or indirectly assist others in engaging in any of the activities in which Employee is prohibited from engaging by Section 4(a) above, and will not directly or indirectly employ or offer employment to any person who





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was employed by Employer or any of its affiliates unless such person shall have ceased to be employed by Employer or any of its affiliates for a period of at least 12 months.

                          (d)     The applicability of the provisions of this
Section 4 is in all cases dependent upon the receipt, when due pursuant to the terms hereof, by Employee of the appropriate Elective Payment or portion of the Severance Payment described in Section 7, below.

         5. Confidentiality. Employee acknowledges that, in and as a result of his employment by Employer, he has been and will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer's trade secrets, systems, procedures, manuals, confidential reports and lists of customers and/or other services rendered by Employer, the equipment and methods used and preferred by Employer's customers, and the prices paid by such customers. As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in Section 3 hereof, including any additional benefits referred to in Section 3.4 hereof, Employee covenants and agrees that he shall not, at any time during or after the Employment Term, directly or indirectly, disclose, divulge or use, for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Employer and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, prices, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Employer generally, or of any subsidiary or affiliate of Employer, provided that the foregoing shall not apply to information which is not





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unique to Employer or which is generally known to the industry or the public other than as a result of breach of this covenant. Employee agrees that upon termination of his employment with Employer for any reason, he will return to Employer immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Employer and its affiliates, except that he may retain personal notes, notebooks, diaries, and mementoes and may retain copies of (i) documents related directly to the course and scope of his employment relationship, (ii) documents that may relate to the basis for the termination of such relationship, and (iii) all governmental filings signed by Employee or on his behalf under which Employee may incur personal liability pursuant to law in the absence of fraud or other misconduct by Employee. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

         6. Specific Performance. Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 4 or Section 5 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         7.      Termination and Severance.

                 7.1      Termination by Employer for Cause or Without Cause.

                          (a)  Employer may terminate Employee's employment and
(except as provided below) all of Employer's





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obligations hereunder, either for Cause (as defined below) or without Cause.
In the event of termination for Cause, Employee shall be entitled to receive his Base Salary earned through the date of termination, and, except as otherwise expressly provided herein, all other rights of Employee shall terminate as of the effective date of termination. Also, in the event of a termination for Cause, the provisions of Sections 4(a) and (c) shall apply only for so long as Employer continues to pay Employee an amount each month equal to one-twelfth of Employee's Base Salary (an "Elective Payment"), but in no event longer than two years. The decision whether to make any such Elective Payment is in the sole discretion of the Employer.

                 For purposes of this Agreement, "Cause" shall mean (i) Employee's willful and continued failure substantially to perform his duties hereunder (other than as a result of Disability, as defined below) which failure is uncorrected for a period of 30 days following receipt by the Employee of written notice thereof from Employer; (ii) Employee's failure to comply with any of the material terms of this Agreement which failure is uncorrected for a period of 30 days following receipt by Employee of written notice of noncompliance from Employer; (iii) an act or acts on Employee's part resulting in a felony conviction of Employee under the laws of the United States or any state thereof; or (iv) any other willful act or omission on Employee's part which is materially injurious to the financial condition or business reputation of Employer or any of its subsidiaries or affiliates. For purposes of this Subsection, no act or failure to act on the part of Employee shall be deemed "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the act or omission of Employee was in the best interest of Employer.

                          (b)     If Employee's employment is terminated by
Employer without Cause or by Employee for "Good Reason" as defined below, (other than due to death),





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Employee, upon the effective date of such termination, shall become entitled to receive, in the manner and at the times described below, an aggregate payment
(a "Severance Payment") equal to two times the aggregate of his then current Base Salary plus his bonus for the year in which such termination occurs (calculated as if the Norm Bonus, as defined in the Bonus Plan, for that year is earned) and shall continue to be covered by all health insurance plans of Employer, at Employer's expense, for a period of one year commencing on the date of termination, which shall be in partial satisfaction of the Employer's continuation coverage obligations under Section 601 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and ending on the first anniversary thereof. As an example, the Severance Payment is calculated as follows: assuming a Base
Salary of $330,000.00 and a Norm Bonus of 50%, the total payment would be 2 x ($330,000.00 + $165,000.00) = $990,000.00. The Severance Payment will be paid in equal installments over the 24 month period following such termination of employment in accordance with the standard payroll practices of Employer. The termination of Employee's employment due to the occurrence of the Normal Termination Date shall not entitle Employee to receive any Severance Payment pursuant to this Agreement, except as may be payable pursuant to Section 7.7, below. All other benefits due Employee following Employee's termination of employment by Employer without Cause or for Good Reason shall be determined in accordance with the plans, policies and practices of Employer. For purposes of this Agreement "Good Reason" means any of the following actions taken by Employer without Employee's consent: (i) the failure of Employer to pay compensation due to Employee; (ii) substantial diminishment in the responsibilities or authority of Employee from that set forth in Section 2 hereof, including no longer serving on the Board of Directors, which diminishment in responsibilities or authority is uncorrected for a period of 30 days






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following receipt by the Employer of written notice thereof from the Employee;
(iii) Employee no longer retaining his position as Chief Executive Officer (or a position of equivalent title) of the Company (or a successor business); (iv) relocation of Employer's executive offices or of Employee's primary workplace outside of the United States.

                 7.2 Resignation of Employee. In the event that Employee resigns or otherwise terminates his employment with Employer for any reason (other than due to Disability, death or for Good Reason) during the Employment Term (a "Voluntary Termination"), Employee shall be entitled to receive his Base Salary earned through the date of such Voluntary Termination, and, except as otherwise expressly provided herein, all other rights of Employee hereunder shall terminate as of the date of Employee's resignation. In the event of a Voluntary Termination, the provisions of Sections 4 shall apply only for so long as Employer, in its sole discretion, continues to pay Employee an Elective Payment but in no event longer than two years.

                 7.3 Employee's Disability. In the event that Employee's employment is terminated by Employer or by Employee due to Employee's "Disability", as defined below, Employee shall be deemed to have been terminated by Employer without Cause. As used herein, "Disability" means any physical or mental ailment which substantially prevents Employee from performing the duties incident to Employee's employment with Employer which has continued for a period of six consecutive months or for an aggregate of six months in any 24-month period.

                 7.4 Death. (a) In the event that Employee dies during the Employment Term, Employee's estate shall be entitled to receive all salary and incentive bonuses earned and accrued through the date of death (including a pro rata portion of any incentive bonus payable for the year in which Employee's death occurs which shall be payable at the time such bonus would





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have otherwise been payable had Employee not died), as well as any other benefits payable under any then-current life insurance policy provided to Employee pursuant to Section 3.4 hereof, but all other rights of Employee hereunder shall terminate.

                          (b)  If at the time of Employee's death, the stock of
the Employer is not publicly traded on any nationally recognized exchange, including NASDAQ, then, at the request of Employee's Estate, Employer will redeem all (or such lesser part as may be requested by Employee's estate) of the stock of the Employer then owned by Employee's estate, including stock attributable to the Employee's In the Money Options, in exchange for a cash payment equal to the fair value per share (without any adjustment based on a discount for illiquidity or related to a minority interest) as determined by
George K. Baum & Company.   For the purposes of this paragraph, "In the Money
Options" means the options to acquire Employer stock owned by Employee at the time of his death, if the redemption price per share, as determined above, exceeds the exercise price for such options. Employer will make a payment equal to the net value of those In the Money Options exercised hereunder, in lieu of a payment for the underlying stock. The Employee's estate must exercise the rights set forth in this paragraph within one hundred twenty (120) days from the date of Employee's death, or otherwise Employee's estate waives the right to require the Employer to redeem the Employee's stock and in the Money Options under this paragraph.

                          (c)     Nothing in Section 7.4(b) to the contrary, it
is understood and agreed that the obligation of the Employer to pay a lump sum to re-purchase stock is subject to the Employer's financial ability to do so. The determination as to the Employer's financial ability to do so shall be determined by the Board, exercising its reasonable business judgment in good faith. If the Board determines that the Employer is not able to pay in a lump sum the





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amount needed to re-purchase the stock options as described above at the time such re-purchase is called for by Section 7.4(b), then the Employer shall act in good faith to re-purchase as many of said shares as possible in a lump sum and, to the fullest extent permissible under other debt instruments of Employer, will deliver a negotiable promissory note for the remaining amount due, which note will bear interest at Kansas City prime rate plus 1% and require monthly payments of principal and interest that will fully amortize the balance of the note over a term of not more than five years. The payee or payees of the note will be required to deliver the shares to be re-purchased by such note only as payments are made.

                 7.5      Change of Control.

                          (a)  For purposes of this Agreement, "Change of
Control" means any one of the following (i) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")), other than Morgan Stanley Leverage Equity Fund II, L.P. ("MSLEF") or any of MSLEF's Permitted Transferees (as defined in the Employer's October 30, 1992 Shareholders' Agreement, as amended, (herein the "Shareholders' Agreement")) or any group consisting solely of such persons, acquiring beneficial ownership of 50% or more (30% or more once the ownership of MSLEF and its Permitted Transferees is 10% or less of Employer's outstanding Common Stock) of the Employer's then outstanding Common Stock or 50% or more (30% or more once the ownership of MSLEF and its Permitted Transferees is 10% or less of Employer's outstanding Common Stock) of the combined voting power of the Employer's then outstanding securities entitled generally to vote for the election of the Employer's Directors; (ii) the consummation of the merger or consolidation of the Employer with any other corporation, other than a merger with a wholly-owned subsidiary, the sale of substantially all of the assets of the Employer or the liquidation or dissolution of the





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Employer, unless, in the case of a merger or consolidation, (x) Continuing
Directors will constitute at least majority of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange Act) of such corporation or
(y) the voting securities of the Employer outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the Employer or such surviving entity and are owned by all or substantially all of the persons who were the holders of the voting securities of the Employer immediately prior to the transaction in substantially the same proportions as such holders owned such voting securities immediately prior to the transaction; or (iii) Continuing Directors no longer constitute at least a majority of the Board or a similar body of any successor to the Employer.


                          (b)     "Continuing Directors means any individual
who either (i) is a member of the Employer's Board of Directors on the Effective Date (the "Incumbent Directors"), (ii) becomes a director after the Effective Date whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director, without objection to such nomination), or (iii) is designated by any party pursuant to its rights under Section 2.1 of the Shareholders' Agreement.

                 7.6 Stock Options. The Employer has awarded to Employee a number of Options to acquire Common Shares of the Employer under stock option agreements dated October 31, 1992, July 1, 1995, and April 15, 1997 (collectively, the "Webster Option Agreements") which are subject to the American Italian Pasta Company 1992 Stock Option Plan





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

(the "Plan"). Employer desires to and does hereby amend the Webster Option Agreements to waive the Employer's rights under (i) each option and Section 6(g)(ii) of the Plan to repurchase the Employee's vested Options following his termination of employment for any reason, other than by the Employer for Cause or due to a Voluntary Termination and (ii) Section 6(h) of the Plan to repurchase all Common Shares acquired by the Employee upon exercise of Options granted under the Plan before a Public Offering, provided the Employee was not terminated by the Employer for Cause or due to a Voluntary Termination, in which case Employer retains all rights to repurchase those Common Shares. Notwithstanding anything to the contrary herein or in the Plan, all of the stock options awarded to Employee under the Webster Option Agreements and subsequent stock option grants immediately vest (i) upon a termination of Employee by the Employer without Cause or by Employee for Good Reason, (ii) if Employer allows the term of this Employment Agreement (or any renewal or extension thereof) to expire without offering Employee a new employment agreement on terms no less favorable to Employee than those in this Agreement, or (iii) upon a Change of Control, at and to the extent of Employee's choice. In addition, notwithstanding anything to the contrary herein, in the Plan, or in any option agreement issued to Employee by Employer, all stock option grants awarded to Employee under the Webster Option Agreements and subsequent stock option grants shall, to the extent vested at the time of any termination of Employee's employment with Employer for any reason whatsoever, not be subject to any forfeiture, lapse or reduction in time to exercise. This Section 7.6. will in all cases be construed as an amendment to the Webster Option Agreements.

                 7.7 Applicability of Section 4 upon Expiration of Agreement. In the event that on or before March 31, 2002, Employer and Employee have not agreed to an extension of this Agreement or to a new employment agreement to take effect upon the termination of this





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Agreement, Employer shall have a period of 48 hours within which to notify
Employee that Employer elects to have the provisions of Section 4 be applicable after the Normal Termination Date. If Employer makes such election, it may do so only for the full two year period and must pay an Elective Payment periodically throughout the full two year period. If Employer does not make such election on a timely basis, the provisions of Section 4 shall be null and void from and after the Normal Termination Date.

         8.      Miscellaneous.

                 8.1 Assignment of Employee Benefits. Absent the prior written consent of Employer, and subject to will and the laws of descent and distribution, Employee shall have no right to exchange, convert, encumber, or dispose of the rights of Employee to receive benefits and payments under this Agreement, which payments, benefits, and rights thereto are non-assignable and non-transferable.

                 8.2 Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, their respective heirs, personal and legal representatives, successors and assigns.

                 8.3 Governing Law. In view of the fact that the principal office of Employer is located in the State of Missouri, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Missouri.

                 8.4 Severability. It is expressly understood and agreed that although Employee and Employer consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against





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Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                 8.5 Headings. The headings of the Sections of this Agreement are for reference only and not to limit, expand, or otherwise affect the contents of this Agreement.

                 8.6 Entire Agreement; Modification. Except as to Employer's applicable Stock Option Plan, any instrument relating to an Option granted thereunder and written agreements signed by both of the parties hereto from time to time after the date hereof, this Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment herein referred to, and any representations, promises, agreements, or understandings, written or oral, not herein contained shall be of no force or effect. It is expressly understood and agreed by the parties hereto that the Letter Agreement dated August 20, 1991 relating to payments in the event of sale or a change in control of Employer has been terminated and shall have no force or effect. No change, waiver or modification of any provision of this Agreement shall be valid or binding unless the same is in writing and duly executed by both parties and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section
8.6 may not be waived except as set forth herein.





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                 8.7      Waiver of Breach.  The waiver by Employer of a breach
of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

                 8.8 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to Employer shall be directed to the attention of the Board with a copy to the Secretary of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 8.9 Withholding Taxes. Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                 8.10 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 8.11 Mitigation. The Employee shall have no duty to attempt to mitigate the level of benefits payable by the Employer to him hereunder other than as required pursuant to the benefit plans of Employer and Employer shall not be entitled to set off against the amounts payable hereunder any amounts received by the Employee from any other source including any subsequent employer.





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                 8.12  Enforcement Costs.  In the event Employee deems it
necessary to seek counsel or to institute legal proceedings to enforce his rights hereunder, Employer shall pay all professional fees and expenses incurred by the Employee related thereto in the event Employee substantially prevails in his claim or litigation and, in any event, Employer shall reimburse Employee for up to $10,000 of such fees and expenses.

                 8.13 Loan Deferral. So long as Employee is subject to any restrictions on his ability to transfer any shares of Common Stock owned by him pursuant to the Shareholders' Agreement or any "lock-up" or "hold back" agreement entered in connection with the Offering, all payment obligations otherwise existing under any loans to Employee from Employer shall be deferred and shall be added to the principal amount of such loans and the lengths of said loans shall be extended one payment period for each deferred payment.

                 8.14 Savings Clause. Although the parties do not intend that any payments provided hereunder are to be related to a change in control of Employer, as defined in the Internal Revenue Code of 1986 (the "Code"), nevertheless, if any payment or the receipt of any benefit under this Agreement shall be deemed to constitute an "excess parachute payment" as such term is described in Section 280G of the Code, so as to result in the loss of a deduction to Employer under Code Section 280G or the imposition of an excise tax on Employee under Code Section 4999, or any successor sections thereto, then the amounts payable or the benefits provided under this Agreement shall be reduced to the minimum extent necessary so that no such deduction will be lost by Employer and no such excise tax will be imposed on Employee.





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        IN WITNESS WHEREOF, Employer and Employee have duly executed this
Agreement as of the day and year first above written.

                                        EMPLOYER:

                                        AMERICAN ITALIAN PASTA COMPANY,
                                        a Delaware Corporation
                                          1000 Italian Way
                                          Excelsior Springs, Missouri 64024


                                        By______________________________________
                                          Horst W. Schroeder
                                          Chairman


                                        EMPLOYEE:

                                        ________________________________________
                                        Timothy S. Webster
                                        2501 West 67th Street
                                        Shawnee Mission, KS 66208





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